Exhibit 3.1

AMENDED AND RESTATED
BYLAWS OF AMERISERV FINANCIAL, INC.

Amended and restated effective as of September 19, 2024

ARTICLE 1
Meetings of Shareholders
Section 1.1. Annual Meeting.  The regular annual meeting of the shareholders of AmeriServ Financial, Inc. (the “Corporation”) for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held at the Main Office of the Corporation, Main and Franklin Streets, City of Johnstown, Commonwealth of Pennsylvania, at 1:30 p.m., on the 4th Tuesday of April of each year, or at such other place on such other date and at such other time as the Board of Directors may in their discretion determine.  Notwithstanding the preceding sentence, if a meeting of the shareholders is held by means of the internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the directors, make appropriate motions and comment on the business of the meeting, the meeting need not be held at a particular geographic location.  The Non-Executive Chairperson of the Board of Directors, or, in his or her absence, the Non-Executive Vice Chairperson of the Board of Directors, shall preside at the annual meeting.  Written notice stating the place, day, and hour of the meeting and, in case of special meeting, the general nature of the business to be transacted, shall be delivered not less than five (5) nor more than forty (40) days before the date of the meeting, or in case of a merger or consolidation not less than ten (10) nor more than forty (40) days before the date of the meeting, either personally or by mail, by or at the direction of the Non-Executive Chairperson of the Board, the President, or the Secretary, or the office or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his or her address as it appears on the books of the Corporation or as supplied by him or her to the Corporation for the purpose of notice, with postage thereon prepaid.
Section 1.2. Special Meeting.  Special meetings of the shareholders may be called at any time by the Non-Executive Chairperson of the Board, the Non-Executive Vice Chairperson of the Board, the Chief Executive Officer, the President or by a majority of the Board of Directors.  The Secretary shall fix the date of such meeting, to be held not more than sixty (60) days after receipt of the request, and shall give due notice thereof.
Section 1.3. Nominations for Directors.  Notwithstanding the provisions of Section 1.8 hereof (dealing with business at meetings of shareholders), nominations for the election of directors may be made by the Board of Directors, by a committee appointed by the Board of Directors with authority to do so or by any shareholder of record entitled to vote in the election of directors who is a shareholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected; provided, however, that with respect to a nomination made by a shareholder, such shareholder must provide timely written notice to the Non-Executive

Chairperson of the Board in accordance with the following requirements (whether or not the shareholder requests the Corporation to include such nomination in the Corporation’s meeting notice or proxy solicitation material, and even if such item of business is already the subject of any notice to shareholders from, or public disclosure by, the Corporation):
(a) to be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation addressed to the attention of the Non-Executive Chairperson of the Board (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 90 days nor more than 120 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date (which shall include disclosure of the meeting date given to a national securities exchange or the National Association of Securities Dealers) was made; and
(b) Each such written notice must set forth:  (i) the name and address of the shareholder who intends to make the nomination (“Nominating Shareholder”); (ii) the name and address of the beneficial owner, if different than the Nominating Shareholder, of any of the shares owned of record by the Nominating Shareholder (“Beneficial Holder”); (iii) the number of shares of each class and series of shares of the Corporation which are owned of record and beneficially by the Nominating Shareholder and the number which are owned beneficially by any Beneficial Holder; (iv) a representation that there are (and will be) no undisclosed arrangements and understandings between the Nominating Shareholder and any Beneficial Holder and any other person or persons pursuant to which the nomination is being made; (v) the name and address of the person or persons to be nominated; (vi) a representation that the Nominating Shareholder is at the time of giving of the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (vii) such other information regarding each nominee proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; (viii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nominating Shareholder’s notice by, or on behalf of, the Nominating Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price exchanges for, or increase or decrease the voting power of the Nominating Shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation; and (ix) the written consent of each nominee to serve as a director of the Corporation if so elected.  The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the foregoing procedure.

Section 1.4. Judges of Election.  Every election of directors shall be managed by three (3) judges, who shall be appointed from among the shareholders by the Board of Directors.  The judges of election shall hold and conduct the election at which they are appointed to serve; and, after the election, they shall file with the Secretary a certificate under their hands, certifying the result thereof and the names of the directors elected.  The judges of election, at the request of the Chairperson of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.  No person who is a candidate for office, or an officer or any employee of this Corporation or a subsidiary thereof, shall act as a judge.
Section 1.5. Proxies.  Shareholders may vote at any meeting of the shareholders in person, or by proxy.  Every proxy shall be executed in writing, or authenticated by the shareholder or by their duly authorized attorney-in-fact and filed with or transmitted to the secretary of the Corporation or its designated agent. A shareholder or their duly authorized attorney-in-fact may execute or authenticate in writing or transmit an electronic message authorizing another person to act for the shareholder by proxy. A telegram, telex, cablegram, datagram, e-mail, Internet communication or similar other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact may be treated as properly executed or authenticated.  If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction.  Proxies, unless otherwise provided, shall be valid for only one meeting to be specified therein, and any adjournments of such meeting.  No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.  Proxies shall be dated and shall be filed with the records of the meeting.
Section 1.6. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  The presence or participation, including voting and taking other action, at a meeting of shareholders or the expression of consent or dissent to corporate action by a shareholder by conference telephone or other electronic means, including, without limitation, the internet, shall constitute the presence of, or vote or action by, the shareholder for purposes of these bylaws. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, at which a quorum is present, unless otherwise provided by law or by the Articles of Incorporation.
Section 1.7. Voting.  Only persons in whose names shares appear on the share transfer books of the Corporation on the date on which notice of the meeting is mailed shall be entitled to vote at such meeting, unless some other day is fixed by the Board of Directors for the determination of shareholders of record, but such date shall not be more than ninety (90) days before the date of the meeting.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote, except that in all elections for directors every shareholder shall have the right to vote, in person, by proxy, by e-mail, or Internet communication or other similar means of electronic transmission, for the number of shares owned by him or her, for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his or her shares shall equal, or to distribute them on the same principle among as many candidates as he or she shall think fit.  If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction.
Section 1.8. Business at Meetings of Shareholders.
(a) Except as otherwise provided by law or in these Bylaws, or except as permitted by the presiding officer of the meeting in the exercise of such officer’s sole discretion in any specific instance, the business which shall be voted upon or discussed at any annual or special meeting of the shareholders shall (i) have been specified in the notice of the meeting (or any supplement thereto) given by the Corporation, (ii) be brought before the meeting at the direction of the Board of Directors, or (iii) in the case of an annual meeting of shareholders, have been specified in a written notice given to the Corporation by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the “Shareholder Notice”), in accordance with all of the requirements set forth below (whether or not the shareholder requests the Corporation to include such item of business in the Corporation’s meeting notice or proxy solicitation material, and even if such item of business is already the subject of any notice to shareholders from, or public disclosure by, the Corporation).
(b) Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation addressed to the attention of the Non-Executive Chairperson of the Board (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 90 days nor more than 120 days prior to such anniversary date, provided, that a proposal submitted by a shareholder for inclusion in the Corporation’s proxy statement for an annual meeting which is appropriate for inclusion therein and otherwise complies with Securities Exchange Act of 1934 Rule 14a-8 (including timeliness), shall be deemed to have also been submitted timely pursuant to these Bylaws and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date (which shall include disclosure of the meeting date given to a national securities exchange or the National Association of Securities Dealers) was made.  Each such Shareholder Notice must set forth (A) the name and address of the shareholder who intends to bring the business before the annual meeting (“Proposing Shareholder”); (B) the name and address of the beneficial owner, if different than the Proposing Shareholder, of any of the shares owned of record by the Proposing Shareholder (“Beneficial Owner”); (C) the number of shares of each class and series of shares of the Corporation which are owned of record and beneficially by the Proposing Shareholder and the number which are owned beneficially by any Beneficial Owner; (D) any interest (other than an interest solely as a shareholder) which the Proposing Shareholder or a Beneficial Owner has in the business being proposed by the Proposing Shareholder; (E) a representation that there are (and will be) no undisclosed arrangements and understandings between the Proposing Shareholder and any Beneficial Owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the Shareholder Notice is being made; (F) a description of the business which the Proposing Shareholder seeks to bring before the annual meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that the Corporation adopt; and (G) a representation that the Proposing Shareholder is at the time of giving the Shareholder Notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the Shareholder Notice before the meeting.  The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge any business proposed by a shareholder which the presiding officer determines is not made in compliance with the foregoing procedure.
Section 1.9. Subchapters G and H of the Business Corporation Law.  The provisions of Subchapter G of Chapter 25 (Section 2561 et seq.) and the provisions of Subchapter H of Chapter 25 (Section 2571 et seq.) of the Pennsylvania Business Corporation Law of 1988, as amended (effected by the Act of April 27, 1990 (No. 36)) shall not be applicable to the Corporation.
Section 1.10. Proxy Access.
(a) Inclusion of Shareholder Nominee in Proxy Statement.  Subject to the provisions of this Section 1.10, the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of shareholders the name of any shareholder nominee for election to the Board of Directors submitted pursuant to this Section 1.10 (each a “Shareholder Nominee”) provided:
(i) timely written notice of such Shareholder Nominee satisfying this Section 1.10 (“Notice”) is delivered to the Corporation by a shareholder or shareholder group that, at the time the Notice is delivered, satisfies the ownership and other requirements of this Section 1.10 (such shareholder or shareholder group, the “Eligible Shareholder”);
(ii) the Eligible Shareholder expressly elects in writing at the time of providing the Notice to have its Shareholder Nominee included in the Corporation’s proxy statement pursuant to this Section 1.10; and
(iii) the Eligible Shareholder and the Shareholder Nominee otherwise satisfy the requirements of this Section 1.10.
(b) Timely Notice.  To be timely, the Notice must be delivered to the secretary of the Corporation at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of:  (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation.  In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of the Notice.
(c) Information to be Included in Proxy Statement.  In addition to including the name of the Shareholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):
(i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and
(ii) if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Shareholder Nominee, which must be provided at the same time as the Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 1.10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard.  Additionally, nothing in this Section 1.10 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Shareholder Nominee.

(d) Shareholder Nominee Limits.  The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy statement pursuant to this Section 1.10 but either are subsequently withdrawn or that the Board of Directors decides to nominate) appearing in the Corporation’s proxy statement with respect to a meeting of shareholders shall not exceed the greater of:  (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 1.10 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:
(i) in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;
(ii) any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of shareholders but either:  (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of their election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Shareholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Shareholder Nominee pursuant to this Section 1.10 for the next two annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election;
(iii) any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Shareholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors will be counted against the Permitted Number;
(iv) any director recommended by the Board of Directors pursuant to an agreement, arrangement, or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement, or other understanding entered into in connection with an acquisition of stock from the Corporation by such shareholder or group of shareholders) will be counted against the Permitted Number.

In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.10 exceeds the Permitted Number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Notice.  If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) Eligibility of Nominating Shareholder; Shareholder Group.  An Eligible Shareholder, and the beneficial owner, if any, on whose behalf the Shareholder Nominee is being proposed, must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Notice is delivered to or received by the Corporation in accordance with this Section 1.10 and the record date for determining shareholders entitled to vote at the meeting and must continue to own the Required Shares for at least one year following the date of the annual meeting/deliver a statement regarding the Eligible Shareholder’s, and the beneficial owner’s, if any, on whose behalf the Shareholder Nominee is being proposed, intent with respect to continued ownership of the Required Shares for at least one year following the annual meeting.  For purposes of satisfying the ownership requirement under this Section 1.10, the voting power represented by the shares of the Corporation’s capital stock owned by one or more shareholders of record, or by the beneficial owners, if any, on whose behalf the Shareholder Nominee is being proposed, may be aggregated, provided that:
(i) the number of shareholders of record and, if and to the extent that a holder of record is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is aggregated for the purpose of satisfying the ownership requirement under this Section 1.10 shall not exceed 20; and
(ii) each shareholder of record or beneficial owner whose shares are aggregated shall have held such shares continuously for at least three years as required by this Section 1.10(e).

Whenever an Eligible Shareholder consists of a group of shareholders of record and/or beneficial owners, any and all requirements and obligations for an Eligible Shareholder set forth in this Section 1.10 must be satisfied by and as to each such shareholder or beneficial owner, except that shares may be aggregated to meet the Required Shares as provided in this Section 1.10(e).  With respect to any one particular annual meeting, no shares may be attributed to more than one Eligible Shareholder, and no shareholder of record or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one an Eligible Shareholder under this Section 1.10.

(f) Funds.  A group of two or more funds shall be treated as one shareholder of record or beneficial owner for this Section 1.10 provided that the other terms and conditions in this Section 1.10 are met (including Section 1.10(h)(v)(A)) and the funds are:
(i) under common management and investment control;
(ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or
(iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.
(g) Ownership.  For purposes of this Section 1.10, a shareholder of record or a beneficial owner, as the case may be, shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the shareholder of record, or, if such shareholder is a nominee, custodian, or other agent that is holding the shares on behalf of a beneficial owner, that the beneficial owner on whose behalf the Shareholder Nominee is being proposed possesses both:
(i) the full voting and investment rights pertaining to the shares; and
(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A) sold by such shareholder or beneficial owner or any of their respective affiliates in any transaction that has not been settled or closed,
(B) borrowed by such shareholder or beneficial owner or any of their respective affiliates for any purposes or purchased by such shareholder or beneficial owner or any of their respective affiliates pursuant to an agreement to resell, or
(C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such shareholder, beneficial owner, or any of their respective affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of:  (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s, beneficial owner’s, or affiliate’s full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder, beneficial owner, or affiliate.

An Eligible Shareholder and beneficial owner, if any, on whose behalf the Shareholder Nominee is proposed “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder or beneficial owner, as applicable, retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  An Eligible Shareholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder or beneficial owner, as applicable, has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Eligible Shareholder or beneficial owner, as applicable.  An Eligible Shareholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder or beneficial owner, as applicable, has loaned such shares, provided that the Eligible Shareholder or beneficial owner, as applicable, has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Shareholder Nominees will be included in the Corporation’s proxy statement.  The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings.  For purposes of this Section 1.10, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h) Nomination Notice and Other Eligible Shareholder Deliverables.  An Eligible Shareholder must provide with its Notice the following information in writing to the secretary of the Corporation:
(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Notice is delivered to or received by the Corporation, the Eligible Shareholder and beneficial owner, if any, on whose behalf the Shareholder Nominee is proposed owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s and beneficial owner’s agreement to provide:
(A) within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s and any applicable beneficial owner’s continuous ownership of the Required Shares through the record date, and
(B) immediate notice if the Eligible Shareholder, or beneficial owner, if any, on whose behalf the Shareholder Nominee is proposed ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders;

(ii) the representation and agreement of the Eligible Shareholder and beneficial owner, if any, on whose behalf the Shareholder Nominee is proposed that it:
(A) intends to continue to satisfy the eligibility requirements described in this Section 1.10 through the date of the annual meeting, including a statement that it intends to continue to own the Required Shares for at least one year following the date of the annual meeting,
(B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,
(C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.10,
(D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or any nominee of the Board of Directors,
(E) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Corporation,
(F) has provided and will provide facts, statements, and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
(G) agrees to assume all liability stemming from any legal or regulatory violation arising out of the it’s communications with the Corporation’s shareholders or out of the information that it provides to the Corporation,
(H) agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 1.10,
(I) will file with the SEC any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J) will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;
(iii) the written consent of each Shareholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and, as a nominee and, if elected, to serve as a director;
(iv) a copy of the Schedule 14N (or any successor form) that has been filed with the Securities and Exchange Commission (“SEC”) as required by Rule 14a-18 under the Exchange Act;
(v) in the case of a nomination by a shareholder group that together is an Eligible Shareholder:
(A) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 1.10(f) to be treated as one shareholder or person for purposes of this Section 1.10, and
(B) the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi) if desired, a Statement.
(i) Shareholder Nominee Agreement.  Each Shareholder Nominee must:
(i) provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:
(A) the Shareholder Nominee has read and agrees to adhere to the Corporation’s Code of Ethics and Legal Code of Conduct, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and
(B) the Shareholder Nominee is not and will not become a party to:  (1) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”); or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and
(C) the Shareholder Nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (a “Compensation Arrangement”) in connection with such person’s nomination for director or service as a director;

(ii) complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and
(iii) provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Shareholder Nominee meets the requirements of this Section 1.10 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:
(A) such Shareholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),
(B) such Shareholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Code of Ethics and Legal Code of Conduct, and
(C) such Shareholder Nominee is not and has not been subject to:  (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.
(j) Eligible Shareholder/Shareholder Nominee Undertaking.  In the event that any information or communications provided by the Eligible Shareholder or Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the Corporation in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.  Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Section 1.10.
(k) Exceptions Permitting Exclusion of Shareholder Nominee.  The Corporation shall not be required to include pursuant to this Section 1.10 a Shareholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):
(i) if the Eligible Shareholder who has nominated such Shareholder Nominee, or the beneficial owner, if any, on whose behalf such Shareholder Nominee has been proposed, has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 1.10, or has or is engaged in, or has been or is a “participant” in another person’s,

“solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) and any nominee of the Board of Directors;
(ii) if the Corporation has received a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for directors in Section 1.3 of these bylaws;
(iii) who is not independent under the Independence Standards;
(iv) whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these bylaws, the Corporation’s Articles of Incorporation, Code of Ethics and Legal Code of Conduct, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;
(v) if the Shareholder Nominee is or becomes a party to any Voting Commitment;
(vi) if the Shareholder Nominee is or becomes a party to any Compensation Arrangement;
(vii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;
(ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or
(x) if such Shareholder Nominee or the applicable Eligible Shareholder, or the beneficial owner, if any on whose behalf the Shareholder Nominee is proposed, shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 1.10.
(l) Invalidity.  Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder if:

(i) the Shareholder Nominee, the applicable Eligible Shareholder, applicable beneficial owner, if any on whose behalf the Shareholder Nominee is proposed shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 1.10, as determined by the Board of Directors or the person presiding at the meeting; or
(ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 1.10.
(m) Interpretation.  The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 1.10 and to make any and all determinations necessary or advisable to apply this Section 1.10 to any persons, facts, or circumstances, including the power to determine whether:
(i) a person or group of persons qualifies as an Eligible Shareholder;
(ii) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 1.10;
(iii) a notice complies with the requirements of this Section 1.10;
(iv) a person satisfies the qualifications and requirements to be a Shareholder Nominee;
(v) inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and
(vi) any and all requirements of this Section 1.10 have been satisfied.
(vii) Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.
ARTICLE 2
Directors
Section 2.1. Board of Directors.  The Board of Directors shall have the power to manage and administer the business and affairs of the Corporation.  Except as expressly limited by law or required or directed by these Bylaws or by the Articles of Incorporation to be exercised or done by the shareholders, all corporate powers of the Corporation shall be vested in and may be exercised by the Board of Directors.
Section 2.2. Non-Executive Chairperson.  The Board of Directors may elect from its members a Non-Executive Chairperson of the Board of Directors.  The Non-Executive Chairperson of the Board shall be elected by the Board, from the Board and for the Board.  The specific function of the Non-Executive Chairperson of the Board shall be to monitor progress toward the achievement of strategic objectives and evaluate management performance, to take primary responsibility for corporate governance compliance and to act as the primary link from the Board to the Chief Executive Officer and management as mutually agreed upon by the Non-Executive Chairperson of the Board and the Chief Executive Officer but ultimately approved by the Board of Directors.  In addition, the Non-Executive Chairperson of the Board shall preside at meetings of shareholders, all Board meetings and perform such other duties as the Board of Directors may assign from time to time.
Section 2.3. Non-Executive Vice Chairperson.  The Board of Directors may elect from its members a Non-Executive Vice Chairperson of the Board of Directors.  The Non-Executive Vice Chairperson of the Board shall be elected by the Board, from the Board and for the Board.  The Non-Executive Vice Chairperson of the Board shall assist the Non-Executive Chairperson of the Board and have such other duties as may be assigned by the Board or the Non-Executive Chairperson of the Board.  In the absence of the Non-Executive Chairperson of the Board’s, the Non-Executive Vice-Chairperson of the Board, as designated and available, shall (i) preside at meetings of the shareholders and the Board and (ii) perform all other functions of the Non-Executive Chair Person.
Section 2.4. Number; Term; Vacancies.  The classification, election and appointment, term of office and removal from office of directors shall be in accordance with and governed by the provisions of Article Seventh of the Articles of Incorporation of this Corporation which provisions are incorporated herein with the same effect as if fully set forth in the Bylaws of the Corporation and applicable law.  The maximum number of directors on the Board of Directors shall not exceed eight (8) directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation plus the Chief Executive Officer of the Corporation, with the exact number of directors serving on the Board of Directors being fixed from time to time by a resolution adopted by the Board of Directors.  If the Chief Executive Officer of the Corporation thereafter ceases to hold such office, then the Board of Directors may declare such director’s position vacant and such declaration shall be proper cause under Section 1726(b) of the Pennsylvania Business Corporation Law or any successor statute or provision.   No Interim Chief Executive Officer shall become a director while serving in an interim capacity.
Section 2.5. Organization Meeting.  The Secretary, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the Main Office of the Corporation for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year.  Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof.  If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.
Section 2.6. Regular Meetings.  The regular meetings of the Board of Directors shall be held at least quarterly at a time and place determined by the Board of Directors.  No notice of regular meetings need be given.
Section 2.7. Special Meetings.  Special meetings of the Board of Directors may be called by the Non-Executive Chairperson of the Board, the Non-Executive Vice Chairperson of the Board, the Chief Executive Officer, the President or at the request a majority of the Board of Directors, to be held at the principal place of business of the Corporation or such other place as designated by the person or persons calling the meeting.  Each member of the Board of Directors shall be given notice stating the time and place, by e-mail, telephone, telegram, facsimile transmission, letter, or in person, of each such special meeting.
Section 2.8. Executive Sessions.  Meetings in Executive Session of the directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation and meet all applicable independence requirements shall be held at least semi-annually at a time and place determined by the independent directors.  Meetings in Executive Session of the directors who are not officers of the Corporation or a subsidiary including any directors who do not meet all applicable independence requirements may be held at a time and place determined by the directors who are not officers of the Corporation or a subsidiary.  No notice of Executive Sessions need be given.
Section 2.9. Quorum. A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.
Section 2.10. Remuneration.  No stated fee shall be paid to directors, as such, for their service, but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.  Members of standing or special committees may be allowed like compensation for attending committee meetings. A fixed annual retainer in stock of AmeriServ Financial, Inc. may be allowed for service on the Board of Directors.  Additional Board fees for the Non-Executive Chairperson of the Board of Directors and the Non-Executive Vice Chairperson of the Board of Directors will be recommended to the Board of Directors by the Compensation/Human Resources Committee of the Board of Directors.
Section 2.11. Action by Directors Without a Meeting.  Any action which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if consent or consents shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same effect as a unanimous vote.
Section 2.12. Action of Directors by Communications Equipment.  Any action which may be taken at a meeting of directors, or of a committee thereof, may be taken by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, subject to such policies and procedures that may be adopted by the Board of Directors.
Section 2.13. Age Limitations.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors if such person shall have attained the age of seventy-five (75) years at the time of any such action, unless approved by a vote of shareholders.
Section 2.14. Interlocks.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors if such person is or within the preceding five years has been a director of any other depository institution unless such person is approved by a majority of the Board of Directors.

Section 2.15. Standards of Conduct.  With the exception of the Non-Executive Chairperson of the Board, the Non-Executive Vice Chairperson of the Board and the Chief Executive Officer:
(a) Directors of the Corporation shall not, either in their capacities as directors, shareholders or otherwise, directly or indirectly, encourage, solicit, initiate, or respond to any material indications of interest, proposals or offers for any acquisition of, or change of control involving, the Corporation, whether by merger, sale of assets, or otherwise, or assist, aid or abet any person or persons with respect to such conduct.  In the event that any director is approached as described herein, any such contact shall be immediately referred in writing to the Non-Executive Chairperson of the Board of Directors, the Non-Executive Vice Chairperson of the Board or the Chief Executive Officer.  In the event that the Non-Executive Chairperson of the Board, the Non-Executive Vice Chairperson of the Board and/or the Chief Executive Officer engage in any of the activity described in this subsection they shall immediately report the activity to the Board of Directors.
(b) Directors of the Corporation shall not, either in their capacities as directors, shareholders or otherwise, provide any third person with non-public information concerning the Corporation.
(c) Directors of the Corporation shall not (in any capacity) publicly comment on the Corporation’s strategic alternatives (including any potential acquisition by the Corporation or a sale or possible sale of the Corporation) or on differences of view among members of the Board relating to the Corporation’s strategic alternatives or on specific merger proposals or opportunities; absent in any case either a direction from the entire Board of Directors by the affirmative vote of 75% of the total number of directors then in office (rounding up to the nearest whole number) or a written opinion of counsel to the Corporation that such director’s fiduciary duty requires any such conduct.

The failure by a director to observe and comply with the foregoing covenants and agreements shall subject the director to removal by a vote of a majority of the Board of Directors then in office or otherwise in accordance with law, unless such director has received a written opinion of the Corporation’s counsel that such director’s fiduciary duty requires such conduct.

Section 2.16. Background Checks.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors unless such person has undergone a background check in accordance with the background check policy of the Board of Directors and the background check has not revealed any information that in the opinion of the Board of Directors and corporate counsel should preclude said person from serving as a director, in the best interests of the Corporation.
Section 2.17. Share Ownership.  Each director shall own in his or her own right unencumbered shares of common stock in the Corporation having a market value of not less than $25,000.
Section 2.18. Minutes.  The Board of Directors and each committee hereinafter provided for shall keep minutes of its meetings.  Minutes of the committees shall be submitted at the next regular meeting of the Board of Directors, and any action taken with respect thereto shall be entered as the minutes of the Board of Directors.
Section 2.19. Election of Directors; Majority Voting Resignation Policy.
(a) Directors shall be elected by a plurality of the votes cast (meaning that the director nominees who receive the highest number of shares voted “for” their election are elected).
(b) Each person who is nominated to stand for election as director, whether such nomination is proposed by the Company or a shareholder, shall, as a condition to such nomination, tender an irrevocable resignation in advance of the meeting for the election of directors.  Such resignation will be effective if, pursuant to Section 2.19(c) of these Bylaws, (i) the person does not receive a majority of the votes cast at the next meeting of shareholders held for the election of directors that is not a contested meeting of shareholders, and (ii) the Board of Directors accepts the resignation.  For purpose of this Section 2.19, a contested meeting of shareholders is any meeting of shareholders for which (i) the Secretary of the Company receives from a shareholder an advance notice indicating that such shareholder intends to propose at least one candidate for election as a director at a meeting of shareholders which notice is in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 1.8 of these Bylaws and (ii) such notice of nomination has not been withdrawn by such shareholder on or before the tenth (10th) calendar day before the Company files its definitive proxy statement for such meeting with the SEC (regardless of whether or not such proxy statement is thereafter revised or supplemented).
(c) If, at an uncontested meeting of shareholders, any nominee for election to the Board of Directors receives a plurality of the votes cast, but does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept the director’s resignation or whether other action should be taken.  The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director not receiving a majority of the votes cast will not participate in the Committee’s recommendation or the Board of Directors’ decision regarding the tendered resignation.  The independent members of the Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and publicly disclose (by means of a press release, a filing with the SEC or other broadly disseminated means of communication) the Board of Directors’ decision and the basis for that decision within ninety (90) calendar days from the date of the certification of the final election results.  If less than two members of the Nominating and Corporate Governance Committee are elected at a meeting for the election of directors, the independent members of the Board of Directors who were elected shall consider and act upon the tendered resignation.  If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until a successor is duly elected, or the earlier of resignation or removal.  If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.4 of these Bylaws or may decrease the size of the Board pursuant to the provisions of Section 2.4 of these Bylaws.  For purposes of this Section 2.19, a majority of the votes cast means that the number of shares voted “for” must exceed the number of shares voted

“against” with respect to that director’s election.  For the avoidance of doubt, votes cast shall not include abstentions.
Section 2.20. Director Resignations.  Any director may resign at any time upon notice given in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary of the Company; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either be set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered, unless the resignation specifies a later effective date or an effective date determined upon the occurrence of an event or events.  Acceptance of such resignation shall not be necessary to make it effective.  Unless otherwise provided in the Articles of Incorporation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
ARTICLE 3
Committees of the Board
Section 3.1. Committees.  The Board of Directors may appoint from time to time, from its own members, committees of three (3) or more persons, for such purposes and with such powers as the Board may authorize. A majority of the then authorized members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee; provided, however that (i) at least three (3) members of each committee shall qualify as “independent” under applicable rules promulgated by The Nasdaq Stock Market LLC and the Securities and Exchange Commission and (ii) a quorum for the transaction of business shall also require the presence of two (2) of such independent directors. A director may serve as Chairperson of only one (1) committee at a time unless otherwise recommended by the Nominating and Governance Committee and approved by the Board of Directors.
Section 3.2. Standing Committees.  The standing committees which shall be appointed from time to time by the Board of Directors shall be the Executive Committee, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation/Human Resources Committee, the Asset Liability Management/Investment Committee, the Technology Committee, and such other committees as may be deemed necessary by the Board of Directors for efficient operation of the Corporation.
Section 3.3. Executive Committee.  The Committee shall consist of not less than three (3) members of the Board of Directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  The Board of Directors may, in its discretion, elect the Non-Executive Chairperson of the Board and/or the Non-Executive Vice Chairperson of the Board to the Executive Committee.  The Executive Committee may exercise all of the powers of the Board of Directors except where action of the Board of Directors is by law specifically required.  The Secretary shall keep a record of its proceedings and report the same at each regular meeting of the Board of Directors.  It shall meet upon the call of the Non-Executive Chairperson of the Board, the Non-Executive Vice Chairperson of the Board, the Chairperson of the Committee, or any two (2) members thereof.  The Board of Directors shall accept or decline the report of the Executive Committee, such action to be recorded in the minutes of the meeting.  All members of the Executive Committee shall qualify as “independent” within the then applicable listing standards of The NASDAQ Stock Market LLC.
Section 3.4. Audit Committee.  The Audit Committee shall consist of not less than three (3) members of the Board of Directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  The Committee shall provide oversight over the independent auditors and the internal audit and loan review departments for the Corporation and each of its direct and indirect subsidiaries.  The Audit Committee shall otherwise discharge its duties as provided by the terms and conditions of the Audit Committee Charter as approved by the Committee.  All members of the Audit Committee shall qualify as “independent” under applicable rules for audit committee membership promulgated by The NASDAQ Stock Market LLC and the Securities and Exchange Commission.
Section 3.5. Nominating and Corporate Governance Committee.  There shall be a Nominating and Corporate Governance Committee of at least three (3) members of the Board of Directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  It shall be the duty of this Committee to approve persons as nominees for election as directors for consideration at the annual meeting of the shareholders of the Corporation and each of its direct and indirect subsidiaries.  Further, the Non-Executive Chairperson of the Board, after consultation with the Chief Executive Officer and President, shall recommend appointments to all committees of the Corporation, as well as the Chairperson and Vice Chairperson for each committee of the Board of Directors of the Corporation and each of its direct and indirect subsidiaries, if applicable.  The Nominating and Corporate Governance Committee shall review and amend as needed and shall then present a slate to the Board of Directors.  The Board shall be the final authority for approval of all committee appointments, including the appointments of the Chairperson and Vice Chairperson for each committee.  In the event of a need to fill a temporary vacancy on the Board of Directors of the Corporation, the Nominating and Corporate Governance Committee shall nominate a director for consideration by the Board of Directors of the Corporation, to serve until the next reorganization meeting.  In the event of a need to fill a temporary vacancy on a Committee or a Committee Chairpersonship or Vice Chairpersonship, the Non-Executive Chairperson of the Board, after consultation with the Chief Executive Officer and President, shall recommend an appointment to fill the vacancy until the next reorganization meeting.  The Nominating and Corporate Governance Committee shall review and amend as needed and shall then present a recommendation to the Board of Directors, which shall be the final authority for approval of all appointments to fill a temporary vacancy on a Committee or Committee Chairpersonship or Vice Chairpersonship.  It shall also be the duty of the Committee to review and make recommendations to the Board of Directors concerning the corporate governance policies and practices of the Corporation and its direct and indirect subsidiaries, as provided by the terms and conditions of the Nominating and Corporate Governance Committee Charter approved by the Committee and the Board.  The Nominating and Corporate Governance Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.  All members of the Nominating and Corporate Governance Committee shall qualify as “independent” under applicable rules for nominating committee membership promulgated by The NASDAQ Stock Market LLC and the Securities and Exchange Commission.

Section 3.6. Compensation/Human Resources Committee.  There shall be a Compensation/Human Resources Committee of at least three (3) members of the Board of Directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  It shall be the duty of the Committee to review and make recommendations to the Board of Directors concerning compensation of the named executive officers in the Corporation’s proxy statement as well as the compensation policies and procedures for the Corporation and each of its direct and indirect subsidiaries.  It shall be the further duty of the Committee to administer any existing or future stock option plan in accordance with the provisions thereof.  In addition, the Committee shall have oversight of the Corporation’s human resources and employment matters for the Corporation and its direct and indirect subsidiaries, as provided by the terms and conditions of the Compensation/Human Resources Committee Charter as approved by the Committee.  The Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.  All members of the Compensation/Human Resources Committee shall qualify as “independent” under applicable rules for compensation committee membership promulgated by The NASDAQ Stock Market LLC and the Securities and Exchange Commission.
Section 3.7. Asset Liability Management/Investment Committee.  There shall be an Committee of at least three (3) members of the Board of Directors of which a majority of the members are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  It shall be the duty of the Committee to assist the Board of Directors in the formulation and administration of balance sheet management, as provide by the terms and conditions of the Asset Liability Management/Investment Committee Charter approved by the Committee.  The Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.
Section 3.8. Technology Committee.  There shall be a Technology Committee of at least three (3) members of the Board of Directors of which a majority of the members are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  The Committee will oversee the operation of information systems (IS), including new technology implementation, within the Corporation and its subsidiaries and affiliates and will provide input into the Corporation’s strategic IS plan and IS disaster recovery plan.  The Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.
Section 3.9. Ad Hoc Committees.  The Board of Directors shall have the authority to appoint all ad hoc committees and designate alternate members of all committees to serve temporarily for members unable to attend any meeting of a standing committee.
Section 3.10. Vice Chairperson.  All Committees shall have a Vice Chairperson who shall preside at Committee meetings in the absence of the Chairperson.
ARTICLE 4
Officers and Employees
Section 4.1. Designations.  The officers of the Corporation shall be the Chief Executive Officer, the President, Secretary and Treasurer who shall be elected for one year by the Board of Directors at their first meeting after the annual meeting of shareholders and who shall hold office until their successors are elected and qualify.  Any two or more offices may be held by the same person, except the offices of President and Treasurer.
Section 4.2. The Chief Executive Officer.  The Chief Executive Officer shall have general supervision of all departments and business of the Corporation.  The Chief Executive Officer shall prescribe the duties of other officers and see to the performance thereof.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.  If the Chief Executive Officer is not also the President, he or she shall be a member of the Board of Directors.  In the absence of the Non-Executive Chairperson of the Board and Non-Executive Vice Chairperson of the Board, the Chief Executive Officer shall preside at all meetings of the Board of Directors.  The Chief Executive Officer shall report directly to the Board of Directors of the Corporation.
Section 4.3. President.  The President shall have and may exercise any and all powers and duties pertaining by law, regulation, or practice to the office of President or imposed by these Bylaws.  The President shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the President by the Board of Directors.  The President may also be the Chief Executive Officer.  In the absence of the Non-Executive Chairperson of the Board, Non-Executive Vice Chairperson of the Board and Chief Executive Officer, if such person is not also the President, the President shall preside at all meetings of the Board of Directors.
Section 4.4. Secretary.  The Board of Directors shall appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of meetings.  The Secretary shall attend to the giving of all notices required by these Bylaws to be given.  The Secretary shall be custodian of the corporate seal, records, documents and papers of the Corporation.  The Secretary shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of Secretary or imposed by these Bylaws.  The Secretary shall perform such other duties as may be assigned to the Secretary from time to time by the Board of Directors.
Section 4.5. Treasurer.  The Board of Directors shall appoint a Treasurer, who shall be the Treasurer of the Corporation.  The Treasurer shall have and may exercise any and all powers and duties pertaining by law, regulation or practice to the office of Treasurer or imposed by these Bylaws.  The Treasurer shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors.
Section 4.6. Other Officers.  The Board of Directors may appoint one or more Executive Vice Presidents, one or more senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Chief Auditor, (who is appointed by and reports to the Board Audit Committee), and such other officers, officers emeritus and Attorneys-in-fact found necessary for the orderly transaction of business.  Such officers shall respectively exercise such powers and perform such duties as pertain to the respective officers or as may be conferred upon or assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 4.7. Clerks and Agents.  The Board of Directors may appoint, from time to time, such agents or employees as it may deem advisable from the prompt and orderly transaction of the business of the Corporation, define their duties, fix salaries to be paid them and dismiss them.  Subject to the authority of the Board of Directors, the Chief Executive Officer, the President or any other officer of the Corporation authorized by him, may appoint and dismiss all or any agents or employees, prescribe their duties and the conditions of their employment, and from time to time, fix their compensation.
Section 4.8. Tenure of Office.  All officers shall hold office for the current year for which the Board of Directors was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of the Chief Executive Officer or the President shall be filled by the Board of Directors.  In the event that the Chief Executive Officer or the President is unable to act, the Board of Directors shall meet forthwith upon the call of the Non-Executive Chairperson of the Board, Non-Executive Vice Chairperson of the Board or Chairperson of the Executive Committee to appoint a successor or replacement.
ARTICLE 5
Authority of Officers
Section 5.1. Corporate Seal.  The Chief Executive Officer, the President, any Vice President (excluding the Chief Auditor), the Secretary, and the Treasurer, shall each have authority to affix and attest the corporate seal of the Corporation.
Section 5.2. Other Powers.  The Chief Executive Officer, the President, or any other officer specifically authorized to do so by the Board of Directors, the Chief Executive Officer, or the President, acting in conjunction with the Secretary or Treasurer or Assistant Secretary or Assistant Treasurer, are authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the directions of the Board of Directors and the Executive Committee.

The officers designated in this Section 5.2 are fully empowered, subject to policies and established committee approvals:

(a) To sell, assign and transfer any and all shares of stock, bond or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;
(b) To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the Corporation in its own right or as agent;
(c) To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, except the real estate and buildings occupied by the Corporation in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

(d) To receive and receipt for any sums of money or property due or owing to the Corporation in its own right or as agent and to execute any instrument of satisfaction therefore for any lien of record;
(e) To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittance and obligations necessary in the exercise of the corporate powers of the Corporation.
Section 5.3. Checks and Drafts.  Such of the officers and other employees as may from time to time be designated by the Board of Directors or Executive Committee, shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, order, drafts, and vouchers made payable or endorsed to the Corporation subject to the policies of the Board of Directors and the Executive Committee.
Section 5.4. Loans.  Each of the Chief Executive Officer, the President, any Vice President (excluding the Chief Auditor), the Secretary or the Treasurer, acting in conjunction with any other of these designated officers may effect loans on behalf of the Corporation from any banking institution, executing notes or obligations and pledging assets of the Corporation therefore subject to the policies of the Board of Directors and the Executive Committee.
ARTICLE 6
Limitation of Liability; Indemnification
Section 6.1. Limitation of Liability.  To the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, a director of the Corporation shall not be personally liable to the Corporation or others for monetary damages for any action taken or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  The provisions of this Section 6.1 shall not apply with respect to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.
Section 6.2. Indemnification.
(a) Indemnification of Directors and Executive Officers.  The Corporation shall defend (including but not limited to attorney’s fees) and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including but not limited to attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determine by a court to have constituted willful misconduct or recklessness.
(b) Indemnification of Other Employees and Other Persons.  The Corporation may, by action of the Board of Directors and to the extent provided in such action, defend and may indemnify any employee or other person not covered by subparagraph (a) of this Section 6.2 who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation against expenses (including but not limited to attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determine by a court to have constituted willful misconduct or recklessness
(c) Advance of Expenses.  Expenses (including but not limited to attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding (i) shall be paid by the Corporation in advance of the final disposition of a claim, action, suit, or proceeding covered by subparagraph (a) of this Section 6.2 and (ii) may, by action of the Board of Directors and to the extent provided in such action, be paid in advance of the final disposition of a claim, action, suit, or proceeding covered by subparagraph (b) of this Section 6.2, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent, as applicable, to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 6.
(d) Indemnification not Exclusive.  The indemnification and advancement of expenses provided by this Article 6 shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
(e) Insurance, Contracts, Security.  The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature which may, but need not be, under the control of a trustee for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article 6 or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 6.
Section 6.3. Effect of Amendment.  Any repeal or modification of this Article 6 shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or any right of any person to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.
Section 6.4. Severability.  If, for any reason, any provision of this Article 6 shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  If any provision of this Article 6 shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article 6, shall, to the full extent consistent with law, continue in full force and effect.
ARTICLE 7
Stock and Stock Certificates
Section 7.1. Transfers.  Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded.  Every person becoming a shareholder by such transfer shall, in proportion to these shares, succeed to all rights of the prior holder of such shares.
Section 7.2. Share Certificates.  Every share certificate shall be signed by the President, or by the Secretary, or by any one of their facsimile signatures, or in their absence by Board-designated Officers and shall be signed by a transfer agent.  Every shareholder of record shall be entitled to a share certificate representing the shares owned by him or her and, when stock is transferred, the certificates representing such stock shall be returned to the Corporation and new certificates issued.  The corporate seal shall appear on each share certificate and may be a facsimile, engraved or printed.  Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation, properly endorsed.
Section 7.3. Shares of Another Corporation.  Shares owned by the Corporation in another Corporation, domestic or foreign, shall be voted by the Chief Executive Officer, President or such other officer, agent or proxy as the Board of Directors may direct from time to time or in accordance with any such policies adopted by the Board of Directors.
ARTICLE 8
Emergencies
Section 8.1. In the event of any emergency declared by governmental authorities or a regional or national disaster of such severity as to prevent the normal conduct and management of the affairs of the Bank by its directors and officers as contemplated by these Bylaws, all available members of the Board of Directors shall meet forthwith upon the call of the Non-Executive Chairperson of the Board of Directors, the Non-Executive Vice Chairperson of the Board of Directors, the Chairperson of the Executive Committee, a majority of the Board of Directors, or all available members of the Board of Directors.  In such emergency situation all available members of the Board of Directors shall constitute a quorum until such time as the full Board of Directors can again assume full responsibility and control of the Bank.
Section 8.2. In the event of such emergency under Section 8.1, the officers and employees will continue to conduct the affairs of the Bank, as guided by the Board of Directors, in accordance with an Emergency Operations Plan adopted by the Board of Directors.
ARTICLE 9
Miscellaneous Provisions
Section 9.1. Fiscal Year.  The Fiscal Year of the Corporation shall be the calendar year.  The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors through the Audit Committee.
Section 9.2. Records.  The Articles of Incorporation, the Bylaws and the proceedings of all meetings of shareholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose, or otherwise maintained in such form and manner that they may be readily produced upon proper demand.  The minutes of each meeting shall be signed by the presiding officer.
Section 9.3. Number.  Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
ARTICLE 10
Bylaws
Section 10.1. Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the Main Office of the Corporation, and shall be open for inspection to all shareholders during normal business hours.
Section 10.2. Amendments.  These Bylaws may be altered, amended, added to or repealed by a vote of the majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, except they shall not make or alter any Bylaw fixing their qualifications, classification or term of office.  The Bylaw provisions related to indemnification and limitation on director’s liabilities may be changed by the Board of Directors only upon the vote of 66 2/3% of the Board of Directors.  Such action by the Board of Directors is subject, however, to the general right of the shareholders to change such action.